PROSPECTUS SUPPLEMENT NO. 21
TO PROSPECTUS DATED JANUARY 15, 2002

$2,012,500,000

Medtronic, Inc.

1.25% Contingent Convertible Debentures due 2021
and
Shares of Common Stock Issuable Upon Conversion of the Debentures

        This prospectus supplement supplements information contained in the prospectus dated January 15, 2002 covering the resale by selling securityholders of our 1.25% Contingent Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the Debentures are set forth in the prospectus.

        Investing in the Debentures involves risks. See "Risk Factors" section beginning on page 6 of the prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The information in the table appearing under the caption "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto:

Name	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Number of Shares of Common Stock Offered[1]
Arbitex Master Fund L.P.	14,000,000	*	226,514
Credit Suisse First Boston Corporation	1,000,000	*	16,179
Goldman Sachs and Company	3,000,000	*	48,538

We are unable to obtain information as to secondary sales of the Debentures and, accordingly, cannot determine the extent to which the Debentures listed in this prospectus supplement consist of Debentures purchased in the original offering of the Debentures in September 2001 or subsequently in the secondary market. Because we are unable to make adjustments to the prospectus for secondary market sales, the prospectus will overstate the Debentures held by a selling securityholder to the extent of such sales.

        To our knowledge, none of the selling securityholders listed above has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The date of this prospectus supplement is September 11, 2002.